Exhibit 99.1

For Immediate Release

Contact:

Anne Marie Pascoe
VCampus Corporation
(703) 654-7251
apascoe@vcampus.com

VCAMPUS TO DEVELOP ONLINE CONTINUING EDUCATION NURSING CURRICULUM

New courses, co-published with NCSBN, will support continuing education requirements for nurse licensure

Reston, VA, July 14, 2004 – VCampus Corporation (NASDAQ: VCMP), a provider of end-to-end, web-based e-Learning solutions, today announced plans to develop and deliver an online curriculum to support the continuing education of this country’s 2.7 million Registered Nurses (RN) and 1 million Licensed Practical/Vocational Nurses (LPN/VN).  As the United States grapples with a growing nursing shortage, the National Council of State Boards of Nursing (NCSBN) plays a leading role in ensuring that nursing candidates, nursing educators and practicing nurses have access to the tools and information necessary to ensure continued professional development.

NCSBN is the latest organization to become a VCampus Select Partner™.  Under the terms of the VCampus Select Partner™ agreement, VCampus will work with NCSBN to initially develop and deliver three online courses to support RN and LPN/VN continuing education.  The first three courses being developed, “End-of-Life Care and Pain Management,” “Patient Privacy” and “Diversity,” will provide continuing education credits.  The initial course, “End-of-Life Care and Pain Management,” focusing on the needs of an aging population, is scheduled to launch in October 2004 and will be available through the NCSBN Learning Extension campus (http://www.learningext.com).

In addition to becoming the latest VCampus Select Partner™, NCSBN has also signed a three-year contract renewal allowing VCampus to continue to host and deliver the entire curriculum of online courses that NCSBN has developed.  Currently, VCampus hosts 27 courses on the NCSBN Learning Extension campus.  Since 1998, nearly 34,000 courses have been taken by people in 120 countries through the NCSBN portal that provides self-paced courses for students, nurses and faculty that can be taken anytime, anywhere with a simple Internet connection.

NCSBN is a not-for-profit organization whose membership comprises the boards of nursing in the 50 states, the District of Columbia, and five United States territories—American Samoa, Guam, Northern Mariana Islands, Puerto Rico, and the Virgin Islands. With increasing attention being focused on the nation’s serious and growing nursing shortage, NCSBN Learning Extension will continue to utilize the VCampus online technology and customer service to make continuing education options which promote safe nursing practices accessible to geographically disparate U.S. nurses and to international nurse candidates seeking licensure in the U.S.

“As our population ages and the need for health care grows, our country’s nursing shortage is only expected to intensify.  NCSBN’s current online courses, along with this new continuing education curriculum, will play a significant role toward helping address this shortage, “said Nat Kannan, Chairman and CEO of VCampus Corporation. “We are truly excited to be expanding our six-year relationship with NCSBN and are delighted that they have chosen to become a Select Partner™.  It is not only in-line with our goal to support the nursing profession, but as the U.S. nursing candidate pool continues to be drawn from abroad, online learning offers the convenience and flexibility of anytime, anywhere access to this important nursing information.”

About VCampus®

VCampus Corporation (NASDAQ: VCMP), a provider of end-to-end e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner program includes custom course development, publishing, hosting, e-commerce, reporting and account support and

marketing services.   With over a decade of e-Learning experience, VCampus has delivered 2.8 million courses to 835,000 desktops/users in associations, non-profits, corporations, government agencies and higher education institutions.  VCampus distributes a courseware library of more than 4,500 web-based courses.  VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark and “Select Partner” is a trademark of VCampus Corporation.

Except for historical information, some of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, product and service offerings, market opportunities, industry trends, results, performance expectations and expectations of cost savings—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of product and service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute certain initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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